Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), between ImmunoCellular Therapeutics, Ltd. (the “Company”) and David Fractor (“Executive”), is entered into on August 29, 2016.

RECITALS:

WHEREAS, the parties entered into an Employment Agreement on September 17, 2015 (the “Employment Agreement”); and

WHEREAS, Executive and the Company have agreed to amend certain terms of the Employment Agreement in accordance with the terms hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the adequacy and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.    Section 5.2(ii)(a) of the Employment Agreement shall be amended and restated as follows:

(a)    The Company shall pay Executive, as severance, six (6) months of Executive’s base salary in effect as of the Executive’s employment termination, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in equal installments on the Company’s regular payroll schedule over the six (6) month period following Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Severance that Executive would have received on or prior to such date under the standard payroll schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A, with the balance of the Severance being paid as originally scheduled.

2.Section 5.2(ii)(b) of the Employment Agreement shall be amended and restated as follows:

(b)    Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) six (6) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

Except as modified herein, the terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF , the parties hereto have duly executed this Amendment, or caused this Amendment to be duly executed on their respective behalf by their respective duly authorized officers, all effective as of the date and year first written above.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By: /s/ Andrew Gengos
Andrew Gengos
Chief Executive Officer

Date: August 29, 2016

EXECUTIVE

/s/ David Fractor
David Fractor

Date: September 14, 2016